                        SUBSCRIPTION AGREEMENT                       EXHIBIT 4.1


    This Agreement made as of the 8th day of October, 1999, as amended and restated as of the 11th day of October, 1999.

BETWEEN:
                    IPC ADVISORS S.A.R.L. (the "Purchaser"),
                                                              OF THE FIRST PART;
                    - and -

                    BALANCED CARE CORPORATION, a corporation governed by the Laws of the State of Delaware (the "Corporation"),


                                                             OF THE SECOND PART.


         WHEREAS subject to the terms and conditions hereof the Purchaser desires to subscribe for and purchase from the Corporation and the Corporation desires to issue and sell to the Purchaser Sixteen Million Seven Hundred Thousand (16,700,000) shares of common or convertible preferred stock in the capital of the Corporation.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and such other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

                                    ARTICLE I
                                 INTERPRETATION

1.1      DEFINITIONS.

         In this Agreement, initially capitalized terms shall have the meaning set out on Schedule A hereto.

1.2      CONSTRUCTION


         In this Agreement:

         (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

         (b) the words "including", "include", and "includes" shall mean "including without limitation", "include, without limitation" and "includes, without limitation", respectively;

         (c) any reference to a statute shall mean the statute in force as at the date hereof and any regulation in force thereunder, unless otherwise expressly provided;

         (d) the use of headings is for convenience of reference only and shall not affect the construction of this Agreement;

         (e) when calculating the period of time within which or filing which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period shall end on the next Business Day;

         (f)      all dollar amounts are expressed in United States funds;

         (g) whenever reference is made to "generally accepted accounting principles", such reference shall be deemed to be the United States generally accepted accounting principles; and

         (h) any tender of documents or money under this Agreement may be made upon the parties or the respective counsel and money may be tendered by wire transfer, by bank draft drawn upon a bank or by negotiable cheque payable in United States funds and certified by a bank.

1.3      SCHEDULES.

         The following are the schedules annexed hereto and incorporated by reference herein and deemed to be part of this Agreement:

     Schedule A            Definitions
     Schedule B            Representations and Warranties of the Corporation
     -Exhibit I            Disclosure Schedule
     Schedule C            Representations and Warranties of Purchaser
     Schedule D            Conditions Precedent in favour of the Corporation
     Schedule E            Conditions Precedent in favour of Purchaser
     Schedule F            Series C Preferred Share Provisions
     Schedule G            Registration Rights Agreement
     Schedule H            Voting Agreement
     Schedule I            Business Plan

                                   ARTICLE II
                                PURCHASE AND SALE

2.1      PURCHASE AND SALE OF PURCHASED SHARES.

         Subject to the terms and conditions of this Agreement, at the Time of Closing, the Purchaser shall subscribe for and purchase from the Corporation and the Corporation shall issue and sell to the Purchaser the Purchased Shares free and clear from all Encumbrances.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

3.1      REPRESENTATIONS AND WARRANTIES OF THE CORPORATION.

         The Corporation represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement and the transactions contemplated hereby) as set out in Schedule B hereto.

3.2      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser represents and warrants to the Corporation (and acknowledges that the Corporation is relying on such representations and warranties in entering into this Agreement and the transactions contemplated hereby) as set out in Schedule C hereto.

3.3       NATURE AND SURVIVAL.

         All representations and warranties contained in this Agreement on the part of each of the parties shall survive Closing, for a period from the First Date of Closing to the earlier of twelve (12) months from the Second Date of Closing or eighteen (18) months from the First Date of Closing. If no claim is made under this Agreement against a party for any incorrectness in, or breach of, any representation or warranty made in this Agreement, prior to the expiry of this survival period, such party shall have no further liability under this Agreement with respect to such representation or warranty.

                                   ARTICLE IV
                               CLOSING CONDITIONS

4.1       CONDITIONS FOR THE BENEFIT OF THE CORPORATION.

         The obligation of the Corporation to complete the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, at the Time of Closing, each of the conditions set out in Schedule D hereto (each of which is acknowledged to be for the exclusive benefit of the Corporation and may be waived only by the Corporation)

4.2       CONDITIONS FOR THE BENEFIT OF THE PURCHASER.

         The obligation of the Purchaser to complete the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, at the Time of Closing, each of the conditions set out in Schedule E hereto (each of which is acknowledged to be for the exclusive benefit of the Purchaser and may be waived only by the Purchaser).

                                    ARTICLE V
                                    CLOSINGS

5.1       LOCATION AND TIME OF CLOSING.

         The closing of the purchase and sale of the Purchased Shares shall take place at the Time of Closing on the First Date of Closing and the Second Date of Closing at the offices of the Corporation, 1215 Manor Drive, Mechanicsburg, Pennsylvania 17055.


5.2       DELIVERIES AT CLOSING.


         At the Time of Closing on the First Date of Closing, the Corporation shall issue and deliver to the Purchaser a certificate or certificates representing Three Million Three Hundred Thousand (3,300,000) Series C Preferred Shares, together with such other documents as are required or contemplated to be delivered by the Corporation pursuant to this Agreement, and the Purchaser shall deliver and pay to the Corporation Four Million One Hundred and Twenty Five Thousand ($4,125,000) Dollars, together with such other documents as are required or contemplated to be delivered by the Purchaser pursuant to this Agreement.

         At the Time of Closing on the Second Date of Closing, the Corporation shall issue and deliver to the Purchaser a certificate or certificates representing Thirteen Million Four Hundred Thousand (13,400,000) shares of common stock in the capital of the Corporation, together with such other documents as are required or contemplated to be delivered by the Corporation pursuant to this Agreement, and the Purchaser shall deliver and pay to the Corporation Sixteen Million Seven Hundred and Fifty Thousand ($16,750,000) Dollars, together with such other documents as are required or contemplated to be delivered by the Purchaser pursuant to this Agreement.

                                   ARTICLE VI
                             POST-CLOSING COVENANTS

6.1       BUSINESS PLAN.

         The Corporation agrees that the Purchase Price received by the Corporation upon the issue and sale of the Purchased Shares shall be used by the Corporation for the purposes set out in the Business Plan of the Corporation annexed as Schedule I hereto. The Corporation further agrees that the Corporation shall not authorize or take any action not expressly contemplated by the Business Plan nor amend, modify, restate or supersede the Business Plan in any material respect, without the prior consent of the Purchaser.

6.2       BOARD REPRESENTATION.

         The Corporation agrees that it shall cause to be nominated or appointed to the Board of Directors of the Corporation and shall solicit proxies in favour of the election, as two (2) Class I directors, one (1) Class II director and one
(1) Class III director, the individual(s) designated by the Purchaser (at its sole discretion) at each subsequent meeting of the stockholders of the Corporation at which such Class directors of the Corporation are to be elected. If any such director designated by the Purchaser shall be disqualified, removed, resign or otherwise cease to be a director of the Corporation, the Purchaser shall have the right (exercisable at its sole discretion) to designate (and the Board of Directors shall appoint) a further individual to fill the vacancy so created. The Corporation agrees to provide to each director nominated by the Purchaser any release or indemnity provided to any other director of the Corporation at any time.

         If at any time the Corporation has amended or proposes to amend its certificate of incorporation to remove the staggered board provisions therein contained (including so that directors of the Corporation are no longer organized by Class), the foregoing rights of the Purchaser shall apply mutatus mutandis but without reference to any particular Class of director.

         The Corporation further agrees that it shall not, without the prior consent of the Purchaser, initiate, facilitate, support or, to the extent permitted by Law, permit, any action or resolution proposing to fix the number of directors of the Corporation in excess of nine (9) members. The Corporation further agrees that the Purchaser shall be entitled to designate at least fifty (50%) percent of the members of any committee of the Board of Directors of the Corporation.

6.3       MATERIAL DECISIONS.

         During the period commencing on the First Date of Closing and ending upon the earlier of (i) the Second Date of Closing, and (ii) the date the Purchaser (and its affiliates and transferees) ceases to hold any Series C Preferred Shares, no Material Decision shall be taken or implemented.

6.4       HSR ACT.

         The parties shall exercise all commercially reasonable efforts to make all necessary filings with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act in order to satisfy the requirements thereof, and to address any concerns of such Authorities, to permit the transactions contemplated by this Agreement, including the purchase and sale of the remaining Purchased Shares at the Second Date of Closing, to occur as soon as practicable following the First Date of Closing.

6.5       SPECIAL MEETING OF SHAREHOLDERS AND VOTING AGREEMENT.

         As soon as practicable following the First Date of Closing, , the Corporation shall convene the Special Meeting. The Corporation shall cause to be postponed its currently scheduled annual meeting of stockholders such that its 1999 annual meeting of stockholders shall occur contemporaneously with the Special Meeting.

         For these purposes, the Corporation shall cause to be prepared and filed with and use its reasonable best efforts to have declared effective, the Securities and Exchange Commission its draft Proxy Statement in form and substance reasonably satisfactory to the Purchaser. The Purchaser shall provide the Corporation on a timely basis with all information as may be required to be included in the Proxy Statement which relates to it, and the Corporation shall permit the Purchaser and its counsel to review all drafts of the Proxy Statement and a reasonable opportunity to provide comments thereon.

         The Proxy Statement shall comply with all applicable Laws, including Rule 14A of the Exchange Act. The Corporation shall keep the Purchaser informed of any requests or comments made by the Securities and Exchange Commission or other Authority in relation to the Proxy Statement. As soon as permitted by applicable Laws, the Corporation shall cause the Proxy Statement in form and substance satisfactory to the Purchaser to be sent to the appropriate Persons in accordance with applicable Laws.

         Immediately following the First Date of Closing and until the Special Meeting, the Corporation shall use its reasonable best efforts to cause as many stockholders of the Corporation as possible to enter into a Voting Agreement in the form annexed as Schedule H hereto as parties thereto and in any event to obtain their proxies to vote in favor of the transactions contemplated by this Agreement at the Special Meeting

6.6      CONSENTS, APPROVALS ETC.

         The Corporation agrees that it will use all commercially reasonable efforts to obtain all authorizations, waivers, exemptions, consents, orders and other approvals from applicable Authorities and other Persons as are necessary to consummate the transactions contemplated hereby, and to satisfy each of the conditions precedent to be satisfied by it and to take or cause to be taken all other action and to do or cause to be done all other things necessary or advisable under applicable Laws to permit the completion of the transactions contemplated hereby in accordance with the provisions of this Agreement. The Corporation will vigorously defend or cause to be defended any lawsuits or other proceedings that may be brought against it challenging or opposing this Agreement or the transactions contemplated hereby.

6.7      NON-SOLICITATION.

         Subject to the following paragraph, during the period commencing on the First Date of Closing and ending upon the earlier of (i) the Second Date of Closing, and (ii) the date the Purchaser (and its affiliates and transferees) ceases to hold any Series C Preferred Shares, the Corporation agrees that it will not, directly or indirectly, solicit, initiate, participate in or encourage any expression of interest, proposal or offer from, or negotiation with, or provide information to or facilitate discussions with any Person relating to a Material Transaction, without the prior consent of the Purchaser. During such period, the Corporation shall immediately notify the Purchaser upon receipt of any such expression of interest, proposal or offer from any Person relating to a Material Transaction and forthwith disclose to the Purchaser all details thereof.

         Provided, nothing contained in this section 6.7 will prevent the Board of Directors of the Corporation from responding to any unsolicited expression of interest, proposal or offer if, upon the advice of counsel (acceptable to the members of the Board of Directors of the Corporation), the failure to do so would constitute a violation of the Board's fiduciary duties to its stockholders and the Corporation. Provided further, that any exercise by the Board of Directors of the Corporation of its right to respond to any such unsolicited expression of interest, proposal or offer pursuant to the immediately preceding sentence shall (i) be subject to the Corporation entering into customary confidentiality and stand-still covenants in favour of the Corporation, with any Person provided access to the confidential information of the Corporation, and
(ii) permit the Purchaser, at its election, (a) to immediately terminate its obligations hereunder to consummate the transactions contemplated hereby to occur at the Second Date of Closing, and/or (b), to receive, upon notice to such effect from the Purchaser to the Corporation, from the Corporation the payments contemplated by section 8.8 hereof, and/or (c) to put its Series C Preferred Shares to the Corporation.

6.8       STANDSTILL.

         The Purchaser agrees that for a period of thirty six (36) months immediately following the date hereof, it shall not, without the prior written consent of the Corporation given by resolution of the directors of the Corporation (the directors designated by the Purchaser pursuant to section 6.2 hereof abstaining from voting thereon), (i) initiate any merger, consolidation, reorganization, recapitalization, amalgamation, liquidation, tender offer for the outstanding shares of common stock in the capital of the Corporation which is subject to Section 14(d)(1) of the Exchange Act or any other similar transaction that would result in the stockholders equity of the Corporation being exchanged for a cash equivalent value of less than Six ($6.00) Dollars per share, or (ii) finance any third party to effect any of the foregoing.

6.9       CONFIDENTIALITY.

         Each party agrees that, except as may be required by Law, it shall not disclose this Agreement or the transactions contemplated hereby to any other Person (other than its directors, officers, employees and advisors who are advised of and agree to be bound by these confidentiality provisions). Without limiting the generality of the foregoing, each party agrees that, to the extent permitted by Law, it shall not make any public announcement or regulatory filing disclosing this Agreement or the transactions contemplated hereby without the prior approval of such announcement or regulatory filing by the other, such approval not to be unreasonably withheld or delayed.

6.10      NOTIFICATION.

         During the survival period referred to in section 3.3, each party will promptly notify the other if any of the representations and warranties made by it in this Agreement ceases to be true, accurate and complete in any material respect and of any failure to comply in any material respect with any of its obligations hereunder.

6.11      POST-CLOSING DELIVERIES

         On or prior to October 15, 1999, the Corporation shall cause to be delivered to the Purchaser and its counsel an executed opinion of counsel reasonably satisfactory to Purchaser in form, scope and substance reasonably acceptable to Purchaser , and, if applicable, the amendments referred to in
Section 8 of Schedule E to this Agreement, fully executed by all applicable parties.

                                   ARTICLE VII
                                 INDEMNIFICATION

7.1       INDEMNIFICATION.

         The Corporation covenants and agrees with the Purchaser, and the Purchaser covenants and agrees with the Corporation, to indemnify and save harmless the other (which for purposes of this Article VII shall include its directors, officers, agents and nominees) from and against any claim, demand, action, cause of action, damage, loss (other than lost profits), costs, liability or expense (including professional fees and disbursements), other than arising solely as a result of the indemnified party's gross negligence or wilfull misconduct, which may be made or brought against the other or which the other may suffer or incur in respect of, as a result of, or arising out of any nonfulfillment of any agreement or covenant on its or their part under this Agreement or any document or certificate given pursuant to this Agreement, or any inaccuracy in or breach of any of its representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement.

 7.2       CLAIMS OTHER THAN THIRD PARTY CLAIMS.

         Following receipt from the Corporation or the Purchaser, as the case may be (the "Indemnified Party" which for purposes of this Article VII shall include its directors, officers, agents and nominees), of a written notice of a claim for indemnification which has not arisen in respect of a Third Party Claim, the party who was in receipt of such notice (the "Indemnifying Party") shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such thirty (30) days to the validity and amount of the claim, the Indemnifying Party shall immediately pay the Indemnified Party the full agreed upon amount of the claim.

7.3        ADDITIONAL RULES AND PROCEDURES.

           The obligation of the parties to indemnify each other pursuant to this Article VII shall also be subject to the following:


         (a) an Indemnified Party shall only be entitled to make a claim for indemnification pursuant to section 7.1 if written notice containing reasonable particulars of such claim is delivered to the Indemnifying Party within the time period provided for in section 3.3 hereof;

         (b)
                   if any claim by a person other than the Indemnified Party (a "Third Party Claim") is of a nature such that the Indemnified Party is required by applicable Law to make a payment to any Person (a "Third Party") with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnifying Party, reimbursement the Indemnified Party for any such payment. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party;


         (c) except in the circumstances contemplated by paragraph 7.3(a) above, and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any

                   Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); and

         (d) the Indemnifying Party and the Indemnified Party shall provide each other on an ongoing basis with all information which may be relevant to the other's liability hereunder and shall supply copies of all relevant documentation promptly as they become available.

7.4       RIGHTS CUMULATIVE.

         The rights of indemnification contained in this Article VII are cumulative and are in addition to every other right or remedy of the parties contained in this Agreement or otherwise, provided that there shall be no duplication of payment of damages.

                                  ARTICLE VIII
                                     GENERAL

8.1       TIME OF ESSENCE.

          Time shall be of the essence in this Agreement.

8.2       GOVERNING LAW, JURISDICTION.

         This Agreement shall be governed by and construed in accordance with the Laws of the State of New York. The parties hereto absolutely and irrevocably consent and submit to the jurisdiction of the courts of the County of New York and of any federal courts located in the County of New York in connection with any actions or proceedings brought against it by any other party hereto arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereto waive any right that they may have to have a trial by jury in any action or proceeding brought against it by or upon the exercise of any rights or remedies of any other party hereto arising out of or relating to this Agreement and the transactions contemplated hereby.

8.3       ENTIRE AGREEMENT.

         This Agreement, including the schedules annexed hereto, and agreements contemplated hereby, and the Agreement and Direction among the Purchaser, the Corporation and Goodman Phillips & Vineberg dated October 11, 1999, constitute the entire agreement among the parties hereto relating to the subject matter hereof and supersede all oral statements and prior writings with respect hereto.

8.4       ASSIGNMENT.

         Neither this Agreement nor any right or obligation hereunder may be assigned by the Corporation without the prior consent of the Purchaser. This Agreement and any right or obligation hereunder may be assigned by the Purchaser to any affiliate of the Purchaser, Central Park Lodges Ltd. or any affiliate thereof without the prior consent of the Corporation.


8.5       SEVERABILITY.

         If any provision, or portion thereof, of this Agreement, or of the application thereof to any Person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or portion thereof, to any other Person or circumstance shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

8.6       BINDING EFFECT.

         This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective heirs, executives, legal personal representatives, successors and permitted assigns.

8.7       EXPENSES.

         Subject to Section 8.8 hereof, each of the parties hereto shall be responsible for and shall pay all Taxes, costs, expenses and legal or other fees incurred by it in connection with the negotiation, settlement and execution of this Agreement and all matters related thereto and shall indemnify and hold harmless the other parties from and against any and all liabilities and claims in respect of any such expenses, costs or fees. Notwithstanding the foregoing, all applicable filing and administrative costs associated with any required filings with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under or in connection with the HSR Act shall be paid equally by the Corporation and the Purchaser.

 8.8      NON-COMPLETION FEE.

         If the transactions contemplated hereby to occur on the Second Closing Date have not been completed on or before the date that is six (6) months from the date hereof, (a) the Corporation shall on the first Business Day thereafter deliver and pay to the Purchaser an amount equal to (i) unless the sole reason such completion did not occur is that the condition in section 10 of Schedule E has not been met, One Million ($1,000,000) Dollars plus (ii) in all cases, all costs, expenses and legal or other fees incurred by the Purchaser in connection with the negotiation, settlement and execution of this Agreement and all matters related thereto and all disputes arising in connection therewith, (b) the Purchaser shall have no further obligation to complete the transactions contemplated hereby to occur on the Second Closing Date and (c) the Purchaser shall be entitled to exercise the Put Right pursuant to Section 5 of the certificate attached as Schedule F hereto.

8.9        OBLIGATIONS AS COVENANTS.

         Each agreement and obligation of any of the parties hereto in this Agreement, even though not expressed a covenant, is considered for all purposes to be a covenant. The parties shall use all commercially reasonable efforts to cause to be satisfied the respective agreements, covenants and obligations herein by the date by which same is to be satisfied and co-operate with each other party in this connection.

8.10     NOTICE.

         Any notice, consent, waiver, approval or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice, consent, waiver, approval or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise shall be deemed to have been received on the fourth (4th) Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivery by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lockout or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:


         (a)      if to the Corporation

                  Balanced Care Corporation
                  1215 Manor Drive
                  Mechanicsburg, Pennsylvania
                  17055

                  Attention: Brad E. Hollinger
                  Telecopier No:  (717) 796-6278


                  with a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York
                  10022-6069

                  Attention: Richard Vilsoet
                  Telecopier No.:  (212) 848-7179

         (b)      if to the Purchaser:

                  IPC Advisors S.A.R.L.
                  c/o Unsworth & Associates
                  Herengracht 483
                  1017 BT
                  Amsterdam

                  Attention:  Brad Unsworth
                  Telecopier No.:  011-31-20-623-2205

                  with a copy to:

                  Manfred J. Walt
                  c/o Central Park Lodges
                  175 Bloor Street East
                  South Tower
                  Toronto, Ontario
                  M4W 3R8

                  Telecopier No.:  (416) 323-3818
                  with a further copy to:

                  Goodman Phillips & Vineberg
                  250 Yonge Street, Suite 2400
                  Toronto, Ontario
                  M5B 2M6

                  Attention: Stephen Pincus
                  Telecopier No.: (416) 979-1234

8.11      WAIVER.

         The failure by any party to enforce at any time any provision of this Agreement or any of its rights in respect thereto or to insist upon strict adherence to any term of this Agreement shall not be considered to be a waiver of such provision, right or term or in any way affect the validity of this Agreement or deprive the applicable party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement. The exercise by any party of any of its rights provided by this Agreement shall not preclude or prejudice such party from exercising any other right it may have under this Agreement. Without limiting the generality of the foregoing, any waiver of any condition for the benefit of a party waived by such party in connection with the closing of the transactions contemplated hereby to be consummated on the First Date of Closing, shall not be considered a waiver by such party of such condition or preclude or prejudice such party from exercising its right to require satisfaction of such condition in connection with the closing of the transactions contemplated hereby to occur on the Second Date of Closing.

8.12      EXECUTION AND COUNTERPARTS.

         For the convenience of the parties, this Agreement may be executed by facsimile or otherwise in several counterparts, each of which when so executed shall be, and be deemed to be, an original instrument and such counterparts together shall constitute one in the same instrument.

         IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto on the date first indicated above.

                                                       BALANCED CARE CORPORATION


                                                       By:
                                                          ---------------------

                                                       IPC ADVISORS S.A.R.L.

                                                       By:
                                                            -------------------

                                   SCHEDULE A

                                   DEFINITIONS

"AGREEMENT" means this agreement and all schedules annexed to this agreement, and all agreements contemplated hereby, in each case as they may be amended or supplemented from time to time, and the expressions "hereof', "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement, and unless otherwise indicated, references to Articles and sections are to Articles and sections in this agreement.

"AFFILIATE" has the meaning ascribed to it in Rule 405 of the Securities Act.

"AUDITED FINANCIAL STATEMENTS" means the audited financial statements of the Corporation as at and for the fiscal year ended June 30, 1999 and the report of the auditors of the Corporation thereon filed with the Securities and Exchange Commission on the Form 10-K/A.

"AUTHORITY" means any governmental or regulatory authority, agency, body, court, commission, department or stock exchange, whether federal, provincial, state, municipal or local, having jurisdiction over the Corporation or the Purchaser, as applicable.

"BUILDINGS" means the buildings constructed on the Real Property and all other structure, fixtures, erections, appurtenances and improvements located on, in or forming part of the Real Property.

"BUSINESS DAY" means any day, other than (i) a Saturday, Sunday or statutory holiday in the State of New York or (ii) any of the first, second, seventh or eighth day of Passover, the first or second day of Shavuoth, the first or second day of Rosh Hashanah, Yom Kippur, the first or second day of Sukkoth, Shemini Azereth or Simchas Torah, and the day prior to any of the foregoing days.

"BUSINESS PLAN" means the business plan annexed as Schedule I hereto.

"CODE" means the Internal Revenue Code of 1986, as amended.

"CLAIMS" means any administrative, court, regulatory or similar proceeding, arbitration or other dispute resolution settlement procedure, investigation or inquiry.

"CLOSING" means the consummation of the purchase and sale of the Purchased Shares contemplated by this Agreement, whether on the First Date of Closing or the Second Date of Closing, as applicable.

"CORPORATION" means Balanced Care Corporation, a corporation governed by the Laws of the State of Delaware, and (unless expressly provided otherwise) each of its affiliates.

"DISCLOSURE SCHEDULE" means Exhibit 1 to Schedule B of this Agreement.

"ENVIRONMENTAL LAWS" means all Laws relating to the protection of human health and safety, the environment or Hazardous Materials.

"ENCUMBRANCES" means and includes any mortgage, deed of trust, lien, pledge, charge, security interest, restriction, claim, Encumbrance, preemptive right or other right to use or acquire, ownership interest, action or demand of any nature whatsoever.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules, regulations and interpretations promulgated thereunder.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations thereunder.

"FACILITIES" means the senior living and care facilities developed, acquired, owned, leased, managed and/or operated by the Corporation, whether under construction, in lease-up or in operation.

"FIRST DATE OF CLOSING" means October 8, 1999 or such other date as the parties shall mutually agree.

"1998 FORM 10-K/A" means the Form 10-K/A of the Corporation dated as of June 30, 1998, together with Exhibits thereto, filed with the Securities and Exchange Commission.

"1999 FORM 10-K/A" means the Form 10-K/A (Amendment No. 1) of the Corporation dated September 28, 1999, together with Exhibits thereto, filed with the Securities and Exchange Commission.

"HAZARDOUS MATERIALS" means any contaminants, pollutants, substances or materials, including polychlorinated biphenyls, petroleum, petroleum products, radioactive materials, lead-containing materials, radon, asbestos, urea formaldehyde foam insulation, liquid waste, special waste, toxic substances, hazardous or toxic chemicals, or any other substance or material that, when released to the natural environment could cause, at some immediate or future time, harm or degradation to the natural environment or risk to human health, whether or not such contaminants, pollutants, substances or materials are or shall become prohibited, controlled or regulated by any Authority and any "contaminants", "dangerous substances", "hazardous materials", "hazardous substances", "hazardous wastes", "industrial wastes", "liquid wastes", "pollutants" and "toxic substances", all as defined in, referred to or contemplated in any Environmental Law.

"HSR ACT" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder.

"LAWS" means all legally binding federal, provincial, state, municipal and local constitutions, treaties, Laws, including Environmental Laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, judicial or administrative judgements, orders, decisions, rulings or awards, policies, guidelines, including general principles of civil and common Law.

"MATERIAL DECISION" means any decision involving:

    (a) the declaration or payment of any dividends or any other distribution in respect of any securities of the Corporation;

    (b) the issuance of any debt over one million ($1,000,000) Dollars (other than drawdowns under the Corporation's existing credit facility or specifically contemplated by the Business Plan) or equity securities, warrants and options of the Corporation;

    (c) the sale or disposition of any assets or property of the Corporation during any fiscal year (whether in one or more transactions) with an aggregate book value in excess of three million ($3,000,000) Dollars, except as expressly provided for in the Business Plan;

    (d) making or committing to make during any fiscal year capital expenditures which, in the aggregate, exceed five hundred thousand ($500,000) Dollars and which have not been expressly provided for in the Business Plan;

    (e) establishing, acquiring or otherwise becoming involved in any corporate entity or any partnership, joint venture or similar arrangements, except as expressly provided for in the Business Plan;

    (f) hiring any employee whose annual remuneration, or retaining any consultant whose annual consulting fee, exceeds or could exceed one hundred fifty thousand ($150,000) Dollars per annum, or amending, terminating or otherwise altering or waiving the terms of any employment, consulting or management contract with respect to an individual whose annual remuneration or fee exceeds that amount;

    (g) entering into any transactions with directors, officers, or employees of the Corporation or members of their families or other Persons with whom the Corporation does not act at arm's length;

    (h) entering into (other than in the ordinary course to fund working capital needs expressly contemplated by the Business Plan), modifying or cancelling any credit facility;

    (i) the creation of any mortgage, lien, charge or other form of Encumbrance with respect to any of the assets of the Corporation, other than in the ordinary course of business as expressly contemplated by the Business Plan;

    (j) the alteration of the nature of the business of the Corporation or otherwise engaging in other businesses or activities that are not incidental to the businesses or activities currently undertaken by the Corporation, except as expressly contemplated by the Business Plan;

    (k) the entering into of any agreement with a term in excess of one year which contemplates the payment by or to the Corporation of more than five hundred thousand ($500,000) Dollars during its term, except as expressly contemplated by the Business Plan;

    (l) the institution, modification or termination of any incentive compensation arrangement for the directors, officers or employees of the Corporation;

    (m) the amendment, modification or restatement of, or deviation from the Business Plan;

    (n)         or changing the auditors of the Corporation.

"MATERIAL TRANSACTION" means any debt or equity financing (other than ordinary course mortgage refinancings) or offering, tender offer, amalgamation, merger, arrangement or other business combination involving the Corporation, acquisition, disposition (other than the sale of the Missouri nursing homes), lease or exchange of any assets or liabilities or the adoption of any plan of liquidation or dissolution of or involving the Corporation, or any transaction similar to any of the foregoing, other than as expressly contemplated by this Agreement.

"PERSON" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, Authority or entity however designated or constituted.

"PLANS" means all written or unwritten bonus, deferred compensation and incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical benefits, life or other insurance, supplemental unemployment benefits, profit sharing, pension or retirement plans, programs, agreements or arrangements, and each other employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Corporation or any of its affiliates or by any other Person for the benefit of any employee, officer, former employee or former officer of the Corporation or any of its affiliates whether formal or informal and whether legally binding or not, and includes, where applicable, the assets and funds maintained to provide benefits under or related to the Plans and any employee benefit, profit sharing or other plan within the meaning of or subject to ERISA.

"PROXY STATEMENT" means the information statement, together with form of proxy, to be disseminated by the Corporation in connection with the solicitation by the Corporation of proxies in favour of such of the transactions contemplated by this Agreement as are required to be approved under applicable Laws, and such other matters as may be designated by the Purchaser pursuant to Article VI hereof.

"PURCHASE PRICE" means Twenty Million Eight Hundred and Seventy Five Thousand ($20,875,000) Dollars, being One Dollar and Twenty Five Cents ($1.25) per Purchased Share, payable as set out in Article V hereof.

"PURCHASED SHARES" means the Three Million Three Hundred Thousand (3,300,000) Series C Preferred Shares and the Thirteen Million Four Hundred Thousand (13,400,000) shares of common stock in the capital of the Corporation to be issued and sold by the Corporation and purchased by the Purchaser pursuant to this Agreement.

"PURCHASER" means IPC Advisors S.A.R.L.

"REAL PROPERTY" means all real property upon which the Facilities are situate and all adjacent real properties, whether or not owned or leased by the Corporation, and all Buildings, whether or not owned or leased by the Corporation, facilities, landscaping, fencing, surfacing or paving, on, or plumbing, electrical, mechanical or other systems of any of the foregoing.

"REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement in the form annexed as Schedule F hereto.

"SEC DOCUMENTS" has the meaning set out in Schedule B to the agreement to which this Schedule A is attached.

"SECOND DATE OF CLOSING" means the second Business Day next following the date on which the later of the date of the Special Meeting, and the expiry or termination of any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement.

"SECURITIES ACT" means the Securities Act of 1933, as amended, and all of the rules and regulations thereunder.

"SERIES C PREFERRED SHARE" means a share of preferred stock Series C having the rights, conditions, privileges and entitlements set out in Schedule F hereto.

"SPECIAL MEETING" means the annual meeting of the stockholders of the Corporation to be convened, as soon as practicable, or such later date as the parties may agree, to consider and if deemed advisable to approve such of the transactions contemplated by this Agreement as require stockholder approval under applicable Laws, and such other matters as may be designated by the Purchaser pursuant to Article VI hereof.

"TAXES" means all taxes (including income, corporation, capital, value added, sales, withholding, franchise, customs duties, profits, gross receipts, excise, property, stamp, transfer, water, business, payroll, workers' compensation and goods and services taxes), imposts, duties, levies, deductions, withholdings, charges, assessments, reassessments or fees of any nature (including interest, penalties and additions) that are imposed under any Laws or by any relevant taxing Authority, and "TAX" means any one of them.

"THIRD PARTY CLAIM" has the meaning set out in section 7.3 hereof.

"TIME OF CLOSING" means 10:00 a.m. (New York time) on each of the First Date of Closing and the Second Date of Closing, as applicable, or such other time as the parties shall mutually agree.

                                   SCHEDULE B

               REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation represents and warrants to the Purchaser (and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement and the transactions contemplated hereby) as follows:

1.       CORPORATE.

The Corporation is a corporation incorporated, existing and in good standing under the Laws of the State of Delaware, and each of its material affiliates has been incorporated, existing and in good standing under the Laws of their respective jurisdiction of incorporation. The Corporation has all necessary corporate power, authority and capacity to own its assets and to carry on its business as currently conducted.

2.       AUTHORIZATION.

The Corporation has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and thereunder, including under section 203 of the General Corporation Law of the State of Delaware. This Agreement and each of the agreements and instruments contemplated by this Agreement has been authorized, executed and delivered by the Corporation, and is a valid and binding obligation of it, enforceable in accordance with its terms, subject only to creditors' rights generally and the rules of Law governing equitable remedies.

3.       CAPITALIZATION.

The authorized capital of the Corporation consists of Five Million (5,000,000) shares of preferred stock par value $0.001 of which none are outstanding, One Million One Hundred and Fifty Thousand Nine Hundred and Fifty Eight (1,150,958) shares of preferred stock Series A of which none are outstanding, Five Million Nine Thousand Seven Hundred and Fifty (5,009,750) shares of preferred stock Series B of which none are outstanding, and Fifty Million (50,000,000) shares of common stock par value $0.001 of which, prior to giving effect to the issuance and sale of the Purchased Shares contemplated hereby, Sixteen Million Seven Hundred and Twenty Two Thousand Eight Hundred and Forty Six (16,722,846) shares have been issued and are outstanding as fully paid and non-assessable shares of common stock in the capital of the Corporation.

Except for 2,589,028 options to purchase an equal number of shares of common stock in the capital of the Corporation and 1,023,268 warrants to purchase an equal number of shares of common stock in the capital of the Corporation, there are no outstanding securities convertible into or exchangeable or exercisable for any shares of the capital stock of the Corporation, nor does the Corporation have outstanding any rights to subscribe for or to purchase, or any option for the purchase of, or any agreements providing for the issuance, transfer or sale of, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.

Except as set out in the 1999 Form 10-K/A, the Corporation does not as principal own or have any obligation to acquire any assets or securities in the capital of any other Person. Except as set out in the Prospectus dated February 11, 1998 filed by the Corporation in connection with its initial public offering, the 1998 Form 10-K/A and the 1999 Form 10-K/A (the "SEC Documents"), the Corporation is not a party to any partnership, joint venture or other similar arrangement with any other Person. Except as set out in the Form 10-K/A, all of the shares in the capital of each affiliate of the Corporation and beneficially owned by the Corporation have been validly issued and are outstanding as fully paid and non-assessable shares of the capital stock of each such affiliate, free and clear of all Encumbrances.

Except as set out in the 1999 Form 10-K/A, there are no outstanding securities convertible into or exchangeable or exercisable for any shares of the capital stock of any affiliate of the Corporation, nor does any such affiliate have outstanding any rights to subscribe for or to purchase, or any option for the purchase of, or any agreements providing for the issuance, transfer or sale of, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.

4.       PURCHASED SHARES.

Upon their issuance subject to and in accordance with the terms and conditions of this Agreement, the Purchased Shares will have been authorized, validly issued and outstanding as fully paid and non-assessable shares of common stock or preferred stock, as the case may be, in the capital of the Corporation, free and clear of any Encumbrances.

The shares of common stock in the capital of the Corporation are listed and posted for trading on the American Stock Exchange and there are no proceedings to revoke or suspend such listing. All shares of common stock to be issued at the Second Date of Closing or upon the conversion of the Series C Preferred Shares in accordance with their terms, will be eligible for listing and upon exercise of the Purchaser's rights under the Registration Rights Agreement, the Corporation will use its reasonable best efforts to list them on the American Stock Exchange.

5.       VALIDITY OF TRANSACTIONS.

The execution, delivery and performance of this Agreement by the Corporation has not and will not contravene or violate or result in any breach or default (with or without the giving of notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of any obligations or loss of any material benefit of it under any Laws applicable to it, any judgement, order, writ, injunction or decree of any Authority currently applicable to it, the provisions of its certificate of incorporation or by-laws, the provisions of any material agreement (including leases), arrangement or understanding to which it is a party or by which it or its assets are bound, or the provisions of any agreement, arrangement or understanding to which it or any of its affiliates is a party with any of their respective employees or officers.

6.       APPROVALS AND CONSENTS.

Except as set out in Section 1 of the Disclosure Schedule, no authorization, consent or approval of, or filing with, or notice to, any Authority or other Person (including any Person that is a party to any material agreement (including leases), arrangement or understanding with the Corporation or, if an officer or employee, any other agreement, arrangement or understanding with the Corporation) is required to be made or obtained by the Corporation in connection with the purchase and sale of the Purchased Shares contemplated by this Agreement.

7.       CONDUCT OF BUSINESS.

The Corporation has conducted its business in material compliance with, and holds all material licenses, permits, authorizations, service provider agreements, reimbursement contracts and any other agreements necessary for the lawful operation of its business, pursuant to all applicable Laws or as may be required for the use and participation of each of its Facilities, or as may be necessary for participation in the

Medicare, Medicaid or other applicable reimbursement programs, free and clear of any Encumbrance which would materially adversely affect the use or operation of any of its Facilities.

The Corporation has not received any notice of proceedings relating to the suspension, revocation, limitation, modification or non-renewal of any such licence, permit, authorization, service provider agreement or reimbursement contract which, alone or in the aggregate, would result in a material adverse effect on the condition, financial or otherwise, of the Corporation or any of its Facilities. The Corporation has not granted to any other person the right to reduce the number of licensed skilled care beds or licensed intermediate care beds in any of its Facilities or applied for approval to transfer the right to any such licensed beds to any other location.

The Corporation has maintained and maintains (i) the standard of care for the patients/residents of each Facility at all times at a level reasonably necessary to ensure quality care for the patients/residents of such Facility in accordance with customary and prudent industry standards, (ii) sufficient inventory, furniture, fixtures and equipment of types and quantities at each Facility to adequately perform operations at such Facility to adequately perform operations at such Facility, and (iii) sufficient cash in the operating accounts in order to satisfy the working capital needs of each Facility.

8.       ASSETS.

The Corporation owns or leases all of the assets (including real, personal and intellectual assets and properties) used in its businesses, with good, valid and marketable title thereto in fee simple or a valid and subsisting leasehold or use and occupancy interest therein, in each case free and clear of all Encumbrances, except for the Encumbrances specifically set out in Section 2 of the Disclosure Schedule. None of such assets encroaches upon the property of, or otherwise conflicts with the rights of any other Person, in each case which would materially adversely affect the operation of or title to the properties.

The Real Property is adequately serviced by all necessary utilities to operate the Facilities and or the business of the Corporation operated thereon and there is free and unlimited access to and from all of the Real Property. None of the Real Property is need of any material improvements, repair or other remedial action. Except as set out in the SEC Documents, no lease of any Real Property or Facility is subject to any exceptions that materially interfere with the use made and proposed to be made of such property or Facility by the Corporation.

9.       INSURANCE.

The Corporation is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the business in which it is engaged. The Corporation has not been refused any insurance coverage sought or applied for by the Corporation. The Corporation has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a material adverse effect on the condition (financial or otherwise) of the Corporation.

10.      ENVIRONMENTAL MATTERS.

The businesses and all activities pertaining to any of the assets or carried on at any Real Property owned or leased by the Corporation or any of its affiliates have been and are being carried on in compliance with all Laws, including Environmental Laws. Neither the Corporation nor any of its affiliates has used or uses any of the assets owned or leased by it or permits them to be used to generate, manufacture, refine, treat, transport, handle, store, dispose of, transfer, produce or process Hazardous Materials, except in compliance with all applicable Laws, including Environmental Laws. No Hazardous Material other than medical waste held in the ordinary course of business is or was present in, at, on or under, or has been released from, any of the Real Property owned or leased by the Corporation or any of its affiliates.

In the ordinary course of its business, the Corporation reviews the effect of Environmental Laws on the business , operations, properties (including Facilities) of the Corporation and its affiliates, in the course of which it identifies and evaluates associated costs and liabilities (including any capital or operating expenditures required for remedial activities for compliance with applicable Laws, including Environmental Laws, any related constraints on operating activities and any potential liabilities to other Persons). On the basis of such review, the Corporation has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a material adverse effect on the condition (financial or otherwise) of the Corporation.

11.      PENSION AND BENEFIT MATTERS

Section 7 of the Disclosure Schedule contains a complete and correct list of each of the Plans. Except as otherwise described therein, neither the Corporation nor any of its affiliates has any formal plans or commitments whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any of its employees or former employees. The Plans are duly registered where required by, and are in good standing under all applicable Laws and, to the knowledge of the Corporation, there exists no state of facts which could jeopardize such status. Each of the Plans has been maintained, funded and administered in compliance in all respects with its terms and with all applicable Laws, including, if applicable, ERISA and the Code. All employee and employer contributions and premiums required under the Plans to the date hereof have been made. The Corporation and each of its affiliates has given all proper notices required under Section 4980B of the Code and does not maintain a self-funded medical plan. None of the Corporation or any of its affiliates, the administrator or any fiduciary of the Plans (or agent of any of the foregoing) have been in breach of any fiduciary obligation with respect to the administration of the Plans or have engaged in any transaction or act or have failed to act in a manner which would subject the Corporation or any of its affiliates to any liability for a breach of fiduciary duty under any applicable Laws. All obligations of the Corporation or any of its affiliates required to be performed in connection with the Plans and funding media established therefor up to the date hereof have been performed. There have been no improper withdrawals, applications or transfers of assets from any Plan or the trusts or other funding media relating thereto. Neither the Corporation nor any of its affiliates has any plans, programs, agreements or arrangements or other commitments to employees or former employees or their beneficiaries under which any of them have any obligation to provide any retiree or other employee benefit payments which are not adequately funded through a trust or other funding arrangement. The consummation of the transactions contemplated by this Agreement will not entitle any employee or officer or former employee or officer of the Corporation or any of its affiliates to severance pay, unemployment compensation or any other payment, or accelerate the time of payment or vesting or increase in the amount of any compensation due any such employee or officer. No Plan is intended to qualify under Section 401(a) of the Code. The Corporation and each of its affiliates is not now, and at no time has it been, a member of a controlled group, as defined in Section 412(n)(6)(B) of the Code, with any other enterprise. The Corporation and each of its affiliates does not presently maintain or contribute to, and at no time has it maintained or contributed to, any single-employer plan (within the meaning of Section 3(41) of ERISA) or any multi-employer plan (within the meaning of Section 3(37) of ERISA) subject to Title IV of ERISA, and the Corporation is not aware of any circumstances pursuant to which the Corporation or any of its affiliates could have liability to any Person under Title IV of ERISA. Neither the Corporation nor any of its affiliates has not incurred any liability for any tax imposed under Section 4971 through 4980B of the Code or civil liability under Section 502(i) or (1) of ERISA which could have an adverse effect on the condition of the Corporation or any of its affiliates. No Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Subtitle b of Title I of ERISA or Section 4980B of the Code.

12.      FINANCIAL STATEMENTS.

The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, and present fairly, in all material respects, the financial position of the Corporation as of June 30, 1999 and June 30, 1998, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 1999. The related financial statement schedule to the Audited Financial Statements, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Since June 30, 1999, there has been no material adverse change (actual or threatened) in the assets, liabilities (contingent or other), affairs, operations, prospects or condition (financial or other) of the Corporation. Other than as disclosed in the Audited Financial Statements, since June 30, 1999, the Corporation has not incurred material liabilities or obligations, fixed or contingent, matured or unmatured or otherwise, except for liabilities or obligations, that, individually or in the aggregate, do not or would not have a material adverse effect on the condition (financial or otherwise) of the Corporation, or arising in the ordinary course of business. There has been no reportable disagreement between the Corporation and its auditors or any predecessor auditors, as applicable. The Corporation and each of its affiliates is solvent for purposes of 11 U.S.C.
s.548. All material liabilities and obligations, fixed or contingent, matured or unmatured or otherwise, of the Corporation now existing or reasonably expected to be incurred or arise in connection with any "black box" arrangements with the Corporation are specifically set out in Section 3(c) of the Disclosure Schedule. The Corporation has no obligation, present or future, to purchase any "black box' entities or any assets thereof. Except with respect to Facilities leased from American Health Properties, Ocwen Financial and Healthcare Realty Trust, all working capital and construction finance required by each "black box" entity with which the Corporation has any relationship or arrangement is required to be funded by the lessor of the relevant facility or Real Property and the Corporation has no reason to believe any such funding will not be provided when required.

13.      AGREEMENTS.

All contracts, agreements and instruments required to be filed as an exhibit to the SEC Documents are legal, valid, binding and in full force and effect and enforceable by the Corporation in accordance with their respective terms, subject only to creditors' rights generally and the rules of Law governing equitable remedies. The Corporation is not in default or breach in any material respect of any material agreement, contract, lease or other instrument to which it is a party or by which it is bound, and the Corporation has not received notice of any intention of any Person to terminate any such agreement, contract, lease or other instrument, otherwise than in the ordinary course business, and the Corporation has no knowledge of any fact or circumstance that will (with or without the giving of notice or lapse of time, or both) give rise to any right of termination, cancellation or acceleration of any obligations of loss of any material benefit of it under any such agreement.

Section 3 of the Disclosure Schedule lists all material contracts, agreements, leases and other instruments (including any which involve the payment by or to the Corporation of more than Five Hundred Thousand ($500,000) Dollars in any twelve (12) month period or which cannot be terminated by the Corporation or any of its affiliates, as applicable, on less than thirty (30) days' notice) to which the Corporation or any of its affiliates is a party or by which any of them is bound, and sets out in summary form all material business terms and conditions thereof (other than terms and conditions which the Board of Directors of the Corporation has reasonably determined are customary to agreements of such nature and on commercially reasonable terms in the ordinary course of business), categorized as follows:

         (a)      leases of real property;

         (b)      financing and security agreements;

         (c) material obligations, fees and options under management, option, funding, construction and other agreements relating to "black box" structures;

         (d) agreements and other arrangements (including stock option plans, separation agreements, consulting agreements and change of control agreements) with present and former directors, officers and employees and other non-arm's length persons, in each case whose annual compensation currently exceeds One Hundred Thousand ($100,000) Dollars; and

         (e)      non-competition and other restrictions.

14.      TAX MATTERS.

Each of the Corporation and its affiliates has filed all Tax returns required to be filed by it in all applicable jurisdictions and has paid all Taxes due and payable by it or has made adequate provision in the audited consolidated financial statements of the Corporation included in the 1999 Form 10-K/A for the payment of all Taxes not due and payable for any taxation period ending on, or prior to, the date thereof. There are no claims or assessments pending against the Corporation or any of its affiliates for any material alleged deficiency in any Tax, and neither the Corporation nor any of its affiliates has been notified in writing of any material proposed Tax claims or assessments against the Corporation or any of this affiliates. No Tax return of the Corporation is or has been the subject of an examination by any Tax Authority. The Corporation has withheld from each payment made to any of its past or current employees, officers and directors, and any other Person, the amount of all material Taxes and other deductions required to be withheld therefrom and paid the same to the proper Tax Authority within the time required by applicable Laws.

15.      LITIGATION AND OTHER PROCEEDINGS.

Except as set out in Section 4 of the Disclosure Schedule or the 1999 Form 10-K/A, there are no Claims in excess of $25,000 pending or, to the knowledge of the Corporation, threatened against the Corporation or any of its directors or senior management (including executive officers) or affecting any of its assets, properties, businesses or affairs, and there are no facts or circumstances known to the Corporation which are likely to give rise to any Claims. There is not currently outstanding against the Corporation any judgment, execution, decree, injunction, rule, proceeding or order of, or to the knowledge of the Corporation, investigation of any Authority in excess of Twenty Five Thousand ($25,000) Dollars.

16.      FINDER'S FEES ETC.

Except as disclosed in Section 5 of the Disclosure Schedule, the Corporation has not taken any action that would cause the Purchaser or the Corporation to become liable to any claim or demand for a brokerage commission, finder's fee or other similar arrangement.

17.      SEC DOCUMENTS.

The Corporation has furnished to the Purchaser, a true and complete copy of each of the SEC Documents). As of the their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, as of their respective filing dates. Other than the SEC Documents listed in Section 6 of the Disclosure Schedule, the Corporation has not filed or been required to file any other reports or statements with the Securities and Exchange Commission since July 1, 1999.

18.      DISCLOSURE

No representation or warranty in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation or warranty not misleading to a prospective purchaser of the Purchased Shares seeking full information as to the Corporation and its affiliates and their respective assets, businesses and affairs. All facts, events and circumstances which the Corporation believes could reasonably be expected to be material to a prospective purchaser of the Purchased Shares relating to the assets, liabilities (contingent or other), affairs, operations, prospects or condition (financial or other) of the Corporation has been disclosed in the SEC Documents (without having reference to the Exhibits thereto) or the Disclosure Schedule.

                                    EXHIBIT 1

                               DISCLOSURE SCHEDULE

                                   SCHEDULE C

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Corporation (and acknowledges that the Corporation is relying on such representations and warranties in entering into this Agreement and the transactions contemplated hereby) as follows:

1.       CORPORATE.

It is a corporation incorporated and existing under the Laws of Luxembourg. The principal office of the Purchaser is located at 38-40 Rue Sainte Lithe, L-2763, Luxembourg.

2.       AUTHORIZATION.

It has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. This Agreement and each of the agreements and instruments contemplated by this Agreement has been authorized, executed and delivered by it, and is a valid and binding obligation of it, enforceable in accordance with its terms, subject to creditors' rights generally and rules of Law governing equitable remedies.

3.       VALIDITY OF TRANSACTIONS.

The execution, delivery and performance of this Agreement by it has not and will not contravene or violate or result in any breach or default (with or without the giving of notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of any obligations or loss of any material benefit of it under any Laws applicable to it, any judgement, order, writ, injunction or decree of any Authority currently applicable to it, the provisions of its articles or by-laws, or the provisions of any material agreement, arrangement or understanding to which it is a party or by which it or its assets is bound.

4.       APPROVALS AND CONSENTS.

No authorization, consent or approval of, or filing with, or notice to, any Authority or other Person is required to be made or obtained by the Purchaser in connection with the purchase and sale of the Purchased Shares contemplated by this Agreement.

5.       SECURITIES MATTERS.

The Purchaser is acquiring the Purchased Shares for its own account for investment purposes and not for resale or with a view to distribution thereof in violation of the Securities Act. The Purchaser is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

6.       PURCHASED SHARES.

The Purchaser understands that the Purchased Shares have not been registered under the Securities Act, by reason of their issuance by the Corporation in a transaction that is exempt from the registration requirements of the Securities Act, and that, subject to the Registration Rights Agreement, the Purchased Shares must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchaser understands that the exemptions from registration afforded by Rule 144 under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

7.       FINDER'S FEES ETC.

The Purchaser has not taken any action that would cause the Corporation to become liable to any claim or demand for a brokerage commission, finder's fee or other similar arrangement.

                                   SCHEDULE D

                CONDITIONS PRECEDENT IN FAVOUR OF THE CORPORATION

The obligation of the Corporation to complete the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, at the Time of Closing at each of the First Date of Closing and the Second Date of Closing, each of the following conditions, each of which is for the exclusive benefit of the Corporation and may only be waived by the Corporation.

1.       ACCURACY OF REPRESENTATIONS AND WARRANTIES.

Each of the representations and warranties of the Purchaser made in, or pursuant to, this Agreement shall be true and correct in all material respects at each Time of Closing, and the Corporation shall have received a certificate to such effect from a senior officer of the Purchaser.

2.       COMPLIANCE WITH COVENANTS.

The Purchaser shall have performed or complied with, in all material respects, each of its agreements, obligations and covenants in this Agreement which are to be performed or complied with by the Purchaser at or prior to each Time of Closing, and the Corporation shall have received a certificate to such effect from a senior officer of the Purchaser.

3.       APPROVALS AND CONSENTS.

The Purchaser shall have co-operated with the Corporation and shall have used all commercially reasonable efforts to obtain and shall have obtained at or prior to each Time of Closing all necessary approvals and consents of applicable Authorities and other Persons as are required to consummate the transactions contemplated hereby at such time. Without limiting the generality of the foregoing, at the Time of Closing on the Second Date of Closing, any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired and no action shall have been taken thereunder by any Authority or other Person to preclude the completion of the transactions contemplated hereby.

4.       RECEIPT OF CLOSING DOCUMENTATION.

All documentation relating to the authorization and completion of the transactions contemplated hereby, including the purchase and sale of the Purchased Shares, and all actions and proceedings taken on or prior to each Closing Date in connection with the performance by the Purchaser of its obligations hereunder shall be satisfactory to the Corporation and its counsel, acting reasonably, and the Corporation shall have received copies of all such documentation or other evidence as they may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form and substance satisfactory to the Corporation and its counsel, acting reasonably.

5.       NO ACTION TO RESTRAIN.

No action or proceeding shall be pending or threatened by any Authority or any other Person (including a party hereto) to restrain or prohibit the completion of the transactions contemplated by this Agreement.

                                   SCHEDULE E

                   CONDITIONS PRECEDENT IN FAVOUR OF PURCHASER

The obligation of the Purchaser to complete the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, at the Time of Closing at each of the First Date of Closing and the Second Date of Closing, each of the following conditions, each of which is for the exclusive benefit of the Purchaser and may only be waived by the Purchaser.

1.       ACCURACY OF REPRESENTATIONS AND WARRANTIES.

Each of the representations and warranties of the Corporation made in, or pursuant to, this Agreement shall be true and correct in all material respects at each Time of Closing, and the Purchaser shall have received a certificate to such effect from each of the President and Chief Executive Officer, the Chief Financial Officer and the Senior Vice President and Counsel, Assistant Secretary of the Corporation.

2.       COMPLIANCE WITH COVENANTS.

The Corporation shall have performed or complied with, in all material respects, each of its agreements, obligations and covenants in this Agreement which are to be performed or complied with by Corporation at or prior to each Time of Closing, and the Purchaser shall have received a certificate to such effect from each of the President and Chief Executive Officer, the Chief Financial Officer and the Senior Vice President and Counsel, Assistant Secretary of the Corporation.

3.       APPROVALS AND CONSENTS.

The Corporation shall have co-operated with the Purchaser and shall have used all commercially reasonable efforts to obtain and shall have obtained at or prior to each Time of Closing all necessary approvals and consents of applicable Authorities and other Persons as are required to consummate the transactions contemplated hereby at such time. Without limiting the generality of the foregoing, at the Time of Closing on the Second Date of Closing, any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired and no action shall have been taken thereunder by any Authority or other Person to preclude the completion of the transactions contemplated hereby, and any approval of stockholders of the Corporation required under applicable Laws to approve the transactions contemplated hereby to be consummated at such Time of Closing shall have been obtained.

4.       BOARD REPRESENTATION.

The Corporation shall have caused to be elected or appointed four (4) directors designated by the Purchaser (at its sole discretion) comprising two (2) Class I directors having a current term expiring in 2001, one (1) Class II director having a current term expiring in at the Special Meeting, and one (1) Class III director having a current term expiring in 2000, and the Board of Directors of the Corporation shall be comprised of not more than nine (9) directors. The Corporation shall also have increased the size of each of the Audit Committee and the Compensation Committee to four (4) directors comprising in each case at least two (2) directors designated by the Purchaser (at its sole discretion).

5.       SERIES C PREFERRED SHARES.

The Corporation shall have amended its certificate of designation and certificate of incorporation in order to create the Series C Preferred Shares.

6.       REGISTRATION RIGHTS AGREEMENT.

The Corporation shall have entered into the Registration Rights Agreement in the form annexed as Schedule G hereto.

7.       VOTING AGREEMENT.

The Voting Agreement in the form annexed as Schedule H hereto shall have been entered into by the Corporation and each of the other parties contemplated thereby (other than the Purchaser), which other parties beneficially own or have control or direction over not less than Seventeen (17%) percent of the outstanding shares of common stock in the capital of the Corporation entitled to vote at the Special Meeting, and such other parties shall, if requested by the Purchaser, have delivered to the Purchaser an irrevocable proxy in blank designating the Purchaser representing all of the shares of common stock in the capital of the Corporation beneficially owned or controlled by such parties and designating the Purchaser as their respective proxy, coupled with an interest and with full power of substitution, to vote such share at the Special Meeting.

8.       EMPLOYMENT AGREEMENTS.

The Corporation shall have amended in form and substance acceptable to the Purchaser its employment agreement with each of its executive officers referred to in Section 1 of Schedule E to provide (unless counsel to the Purchaser confirms that the applicable employment or change of control agreement termination provisions covers this matter to the same effect) that any material breach of a representation or warranty of the Corporation within such executive's specific knowledge shall be deemed to be reason for termination for cause of such executive officer by the Corporation.

9.       RECEIPT OF CLOSING DOCUMENTATION.

All documentation relating to the authorization and completion of the transactions contemplated hereby, including the purchase and sale of the Purchased Shares, and all actions and proceedings taken on or prior to each Time of Closing in connection with the performance by the Corporation of its obligations hereunder shall be satisfactory to the Purchaser and its counsel, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as they may reasonably request, including on the Second Date of Closing an opinion of counsel to the Corporation in substantially the form attached as Schedule J, in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, all in form and substance satisfactory to the Purchaser and its counsel, acting reasonably.

10.      NO MATERIAL ADVERSE CHANGE.

There shall have been no material adverse change (actual, proposed, whether financial or otherwise) in the condition of the Corporation or in any material assets, liabilities (contingent or otherwise), capital, affairs, business or operations of the Corporation since the date of the 1999 Form 10-K/A, including there being no actions, suits, proceedings or inquiries pending or threatened against or affecting the

Corporation at law or in equity before or by any Authority which may, in the reasonable discretion of the Purchaser, materially and adversely affect the Corporation.

11.      NO ACTION TO RESTRAIN.

No action or proceeding shall be pending or threatened by any Authority or any other Person (including a party hereto) to restrain or prohibit the completion of the transactions contemplated by this Agreement.

                                   SCHEDULE F

                       SERIES C PREFERRED SHARE PROVISIONS

                                   SCHEDULE G

                          REGISTRATION RIGHTS AGREEMENT

                                   SCHEDULE H

                                VOTING AGREEMENT

                                   SCHEDULE I

                                  BUSINESS PLAN